Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-159791-01

These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement wi th Credit Suisse AG or its Affiliates (hereafter “Credit Suisse”). SEMT 2012 - 1 Supplemental Marketing Material January 2012 The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communi cat ion relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete in formation about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 221 - 1037. The registration statement to which offering of the Series 2012 - 1 securities relates is Commission File Numbers 333 - 159791 and 3 33 - 159791 - 01. This free writing prospectus is not required to, and does not, contain all information that is required to be included in the base prospectus a nd the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an o ffe r to sell or a solicitation of an offer to buy the Series 2012 - 1 securities in any state where such offer, solicitation or sale is not permitted. No representation is made, and you should not assume, that the performance information contained herein relating to the Serie s 2 011 - 1 securities or the Series 2011 - 2 securities, or the mortgage loans related thereto, is in any way indicative of the performance of the Series 2012 - 1 securities o r the mortgage loans related thereto. None of the issuing entity for the Series 2012 - 1 securities, the depositor, or any of its affiliates prepared, provided, approve d, or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuing entit y f or the Series 2012 - 1 securities, the depositor, or its affiliates.

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 1 Table of contents 1. Executive Summary 2. SEMT 2011 - 1 and 2011 - 2 Overview

2 1. Executive Summary

Executive Summary

Sequoia Mortgage Trust Pass-Through Certificates, Series 2012-1 ("SEMT 2012-1")

- SEMT 2012-1 will be Redwood's 4th securitization of newly originated residential mortgage loans since April 2010
- The $415,728,134 senior/subordinate transaction is expected to be rated by Fitch, Inc. and Kroll Bond Rating Agency, Inc.
- First Republic Bank, PHH Mortgage Corporation, Cenlar FSB, and Select Portfolio Servicing will be servicers for the transaction
- Loan originators are First Republic Bank, PHH Mortgage Corporation, PrimeLending, Flagstar Capital Markets Corporation, Wintrust Mortgage Corporation, Sterling Savings Bank, Guardhill Financial Corporation, and Cole Taylor Bank
- The Sequoia RMBS Program is operated by subsidiaries of Redwood Trust, Inc. (NYSE: RWT)

Collateral Highlights

- Collateral pool highlights, based on the statistical cutoff date of January 1, 2012, include:

	Pool 1	Pool 2	Aggregate
Product Type	15yr Fixed; 5yr, 7yr,10yr hybrid ARMs	30 Yr Fixed	30yr Fixed; 15yr Fixed; 5yr, 7yr, 10yr hybrid ARMs
Loan Count	198	248	446
Sched Prin Bal	$195,894,100	$219,834,034	$415,728,134
Avg Loan Bal	$989,364	$886,428	$932,126
WAC %	4.269	4.798	4.549
WA Age (mo)	7	4	5
WA LTV %	59.47	65.76	62.80
WA CLTV %	62.35	67.26	64.95
WA FICO	771	769	770
WA DTI %	27.10	30.66	28.98
IO Only %	43.57	3.89	22.59
First Lien %	100	100	100

Capital Structure Highlights

- Senior/subordinate shifting interest
- Initial AAA C/E expected to be 8.25%
- Two pool structure with crossed subordinate certificates

CREDIT SUISSE

3

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 4 Executive Summary Summary of Transaction Participants Key Dates for Sequoia Mortgage Trust 2012 - 1  January 12 : Commence pre - marketing  January 17 : Announce transaction  January 20: Expected transaction pricing  January 27: Expected transaction closing and settlement M T W T F S S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 January 2012 Issuer: Sequoia Mortgage Trust 2012 - 1 Depositor: Sequoia Residential Funding, Inc Sponsor: RWT Holdings, Inc. Lead Manager & Sole Bookrunner: Credit Suisse Securities (USA) LLC Co - Lead Manager: Wells Fargo Securities, LLC Co - Manager: J.P. Morgan Securities LLC Issuer’s Counsel: Orrick, Herrington & Sutcliffe LLP Underwriter’s Counsel: SNR Denton Master Servicer: Wells Fargo Bank, N.A. Trustee: U.S. Bank National Association SEMT 2012 - 1 Timetable

5 2. SEMT 2011 - 1 and 2011 - 2 Overview

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 6  SEMT 2011 - 1 : $295.4mm securitization of 302 newly originated jumbo, prime mortgage loans issued off of Redwood’s Sequoia shelf; CS as lead underwriter  Pricing : priced on 2/17/2011; senior bond was over - subscribed at 4.125% fixed - rate at par  Shifting Interest Structure/ Subordinate Lockout : 125 bps credit enhancement floor  Risk Retention : Redwood, as sponsor, retained the B2 - B5 and A - IO  Servicing : Wells Fargo, acting as master servicer; PHH and First Republic (“FRB”)  Representations & Warranties: − R&Ws : developed by sponsor to be generally consistent with ASF Model Reps and Fitch criteria − R&Ws Provider : originators (assigned by Redwood) − Enforcement: o Controlling Holder (Redwood, if holding majority of sub bonds) entitled to approve modifications, certain loss mitigation decisions, enforce rep/warrant obligations of the originators o 2/3 of senior holders (or more than 50%, in the absence of a Controlling Holder) may direct trustee and master servicer to pursue claims, provided holders cover expenses and indemnify trustee/master servicer − Delinquent Loan Reviews : In the absence of a Controlling Holder, master servicer to review 120+ delqs for R&W breach − Dispute Resolution : Repurchase disputes resolved by arbitration between originator and controlling holder  Disclosures : Standard disclosures were provided with respect to underwriting guidelines and exceptions, critical loan - level data, due diligence, and potential conflict between Controlling Holder and seniors Capital Structure  Class A - 1 and B - 1 tranche were sold to third - party investors; classes B - 2 through B - 5 and A - IO were retained by the sponsor or one or more of its affiliates  Distributions of principal and interest and loss allocations are based on a traditional senior - subordinate shifting - interest structure  125 bps credit enhancement floor: At each rating level, if the aggregate subordinate balance of that class and the classes below is less than or equal to 1.25% of the original collateral balance, subordinate principal will be allocated to subordinates with a higher payment priority.  Fitch rated; Fitch noted that strengths include high quality of underlying loans, strong historical performance by originators, clear deal structure, and third party due diligence Sequoia Mortgage Trust 2011 - 1 Class Rating (Fitch) Initial Principal Interest Rate (%) Class Type C/E (%) A-1 AAAsf $273,280,000 4.125 Senior 7.50 A-IO AAAsf $273,280,000 0.655 Notional/ Senior N/A B-1 AAsf $7,385,000 4.780 Subordinate 5.00 B-2 Asf $5,171,000 4.780 Subordinate 3.25 B-3 BBBsf $3,693,000 4.780 Subordinate 2.00 B-4 BBsf $2,215,000 4.780 Subordinate 1.25 B-5 NR $3,693,297 4.780 Subordinate N/A (1) Overview Key Factors Driving Enhancement Level (2)  Low Loan Count − Collateral pool has a relatively small number of loans; to reflect the increased risk, the agency increased its lifetime default assumptions approximately 5%  Multiple Loans to a Single Borrower − Approximately 28% of borrowers have mortgages on more than one property, but 94% are a borrower’s primary residence and, in all but one instance, additional mortgages are not included in the collateral pool to mitigate borrower concentration risk  Geographic concentration − When analyzing the concentration of loans in San Francisco, Fitch considered the high credit quality of the borrowers and historical performance of FRB’s production in the area; despite unprecedented regional economic stress, securitized loans originated by FRB in San Francisco area since 2005 have incurred only 1bp of loss − To reflect the increased risk, the agency increased its lifetime default assumptions approximately 25% (1) Notional (2) As noted in Fitch’s Residential Mortgage Presale Report “Sequoia Mortgage Trust 2011 - 1,” February 23, 2011

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 7 Capital Structure  Class A - 1, Class A - IO and a portion of the Class B1 tranche was sold to third - party investors; classes B - 1 through B - 5 were retained by the sponsor or one or more of its affiliates  Distributions of principal and interest and loss allocations are based on a traditional senior - subordinate shifting - interest structure  85 bps credit enhancement floor: At each rating level, if the aggregate subordinate balance of that class and the classes below is less than or equal to 0.85% of the original collateral balance, subordinate principal will be allocated to subordinates with a higher payment priority.  Fitch rated; Fitch noted that back - loaded scenarios were utilized to calculate required credit enhancement since losses were assumed to occur later in the life of the transaction Sequoia Mortgage Trust 2011 - 2 Class Rating (Fitch) Initial Principal Interest Rate (%) Class Type C/E (%) A-1 AAAsf $347,460,000 3.900 Senior 7.40 A-IO AAAsf $347,460,000 0.714 Notional/ Senior N/A B-1 Aasf $10,319,000 4.614 Subordinate 4.65 B-2 Asf $4,878,000 4.614 Subordinate 3.35 B-3 BBBsf $5,440,000 4.614 Subordinate 1.90 B-4 BBsf $3,002,000 4.614 Subordinate 1.10 B-5 NR $4,128,254 4.614 Subordinate N/A (1) Overview  SEMT 2011 - 2 : $375.2mm securitization of 473 newly originated jumbo, prime mortgage loans issued off of Redwood’s Sequoia shelf; CS as lead underwriter  Pricing : priced on 9/16/2011; senior bond was over - subscribed at 3.90% fixed - rate at par  Shifting Interest Structure/ Subordinate Lockout : 85 bps credit enhancement floor  Risk Retention : Redwood, as sponsor, retained a portion of the B1 and the B2 - B5  Servicing : Wells Fargo, acting as master servicer; various servicers (majority by PHH and First Republic)  Representations & Warranties : − R&Ws : developed by sponsor to be generally consistent with ASF Model Reps and Fitch criteria − R&Ws Provider : originators (assigned by Redwood) and, in the event of bankruptcy or insolvency of certain originators, Redwood − Enforcement : o Controlling Holder (Redwood, if holding majority of sub bonds) entitled to approve modifications, certain loss mitigation decisions, enforce rep/warrant obligations of the originators o 2/3 of senior holders (or more than 50%, in the absence of a Controlling Holder) may direct trustee and master servicer to pursue claims, provided holders cover expenses and indemnify trustee/master servicer − Delinquent Loan Reviews : In the absence of a Controlling Holder, master servicer to review 120+ delqs for R&W breach − Dispute Resolution : Repurchase disputes resolved by arbitration between originator and controlling holder  Disclosures : Standard disclosures were provided with respect to underwriting guidelines and exceptions, critical loan - level data, due diligence, and potential conflict between Controlling Holder and seniors Key Factors Driving Enhancement Level (2)  High Quality Mortgage Pool − Collateral pool consists of fully documented loans to mostly high income borrowers with exceptionally strong credit profiles, low leverage on properties, and large reserve amounts  High Geographic Concentration − Collateral pool has significant geographic concentration risk in California, particularly in the San Francisco area. Fitch considered this risk in its analysis and applied a 29% default penalty (1) Notional (2) As noted in Fitch’s Presale Report “Sequoia Mortgage Trust 2011 - 2,” September 14, 2011

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 8 Collateral Overview  302 newly originated mortgage loans on one - to - two family residential properties, condominiums, cooperative units, planned unit developments and townhouses; 57.49% were fixed rate, 42.02% were IO, and 56.14% of the mortgage pool was originated in California  Fully documented loans to high - income borrowers with strong credit profiles, low leverage, and large reserves  Approximately 65% of the pool was originated and is serviced by First Republic Bank, with the remainder originated/acquired and serviced by PHH Mortgage Corporation; overall, both originators’ loans have historically outperformed industry benchmarks SEMT 2011 - 1 Collateral Pool SEMT 2011 - 2 Collateral Pool  473 newly originated 30 year fixed rate mortgage loans, secured by first liens on one - to - four family residential properties, condominiums, cooperative units, planned unit developments and townhouses; 34.50% of the mortgage pool allows for prepayment charges; 53.64% of the mortgage pool was originated in California  Fully documented loans to high - income borrowers with strong credit profiles, low leverage, and large reserves  Approximately 53% of pool was originated and is serviced by First Republic Bank and approximately 27% was originated/acquired and is serviced by PHH Mortgage Corporation; overall, both originators’ loans have historically outperformed industry benchmarks SEMT 2011 - 1 vs SEMT 2011 - 2 SEMT 2011-1 SEMT 2011-2 Description Fixed / Hybrid ARMs recently originated by First Republic and PHH Fixed mortgage loans recently originated mostly by First Republic and PHH Collateral Balance $ 295,437,298 375,227,254 Closing Date March 2011 September 2011 AAA C/E 7.50% 7.40% AA C/E 5.00% 4.65% A C/E 3.25% 3.35% BBB C/E 2.00% 1.90% Rating Agency Fitch Fitch Structure Shifting Interest Shifting Interest Interest Priority Seq Seq Avg Loan Balance $ 978,269 804,272 Loan Count 302 473 WAC % 5.049 4.882 WA Age (months) 8 9 WA LTV - orig % 58.76 60.69 WA CLTV - orig% 62.77 64.20 WA FICO 775 773 % CA 56.14 53.64 % Owner Occupied 94.34 95.12 % Full doc 100.00 100.00 % Current 100.00 100.00 % Curr - (Delq+Mod) 100.00 100.00 % Fixed 57.49 100.00 % IO 42.02 0.95 (1) Broken out as “One Year Income with Assets” and “Two Year Income with Assets” on both Prospectus Supplements (1)

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 9 Sequoia Mortgage Trust 2011 - 1: Performance Delinquency No. of Loans Actual Balance % of Pool 30 Days 1 592,315.20 0.238254% 60 Days 0 0.00 0.000000% 90 Days 0 0.00 0.000000% 120 Days 0 0.00 0.000000% 150 Days 0 0.00 0.000000% 180+ Days 0 0.00 0.000000 % Total 1 592,315.20 0.238254 % Prepayment Rates CPR PSA SMM Current Month 34.768% Current Month 1061.572% Current Month 3.498% 3 Month Average 36.802% 3 Month Average 1184.291% 3 Month Average 3.811% 12 Month Average 0.000% 12 Month Average 0.000% 12 Month Average 0.000% 0.00% 10.00% 20.00% 30.00% 40.00% 50.00% Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Current CPR 12mo Average CPR CPR: Current vs 12mo Average 0.00% 200.00% 400.00% 600.00% 800.00% 1000.00% 1200.00% 1400.00% 1600.00% Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Current PSA 12mo Average PSA PSA: Current vs. 12mo Average Source: December 2011 remittance report via CTSLink.com

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 10 Sequoia Mortgage Trust 2011 - 2: Performance Delinquency No. of Loans Actual Balance % of Pool 30 Days 0 0.00 0.000000% 60 Days 0 0.00 0.000000% 90 Days 0 0.00 0.000000% 120 Days 0 0.00 0.000000% 150 Days 0 0.00 0.000000% 180+ Days 0 0.00 0.000000 % Total 0 0.00 0.000000 % Prepayment Rates CPR PSA SMM Current Month 13.039% Current Month 629.218% Current Month 1.158% 3 Month Average 21.426% 3 Month Average 1165.395% 3 Month Average 2.011% 12 Month Average 0.000% 12 Month Average 0.000% 12 Month Average 0.000% 0.00% 4.00% 8.00% 12.00% 16.00% 20.00% 24.00% 28.00% Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Current CPR 12mo Average CPR CPR: Current vs 12mo Average 0.00% 200.00% 400.00% 600.00% 800.00% 1000.00% 1200.00% 1400.00% 1600.00% Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Current PSA 12mo Average PSA PSA: Current vs. 12mo Average Source: December 2011 remittance report via CTSLink.com

\ \ cnyc12p20003d \ data$ \ USERS \ echau \ Books \ SEMT 2012 - 1 \ 05 SEMT 2012 - 1 Supp.ppt 11  In accordance with Fitch’s criteria, a third party due diligence vendor was contracted to perform due diligence on approximat ely 70.00% of the pool by loan count  Compliance, credit, and appraisal reviews were conducted  Fitch’s presale report notes that the results of the third party due diligence review generally reflected strong underwriting co ntrols  Approximately 7.11% of the pool was originated with exceptions to the underwriting guidelines; compensating factors included documented excess funds in reserves, FICO scores within the guidelines, income greater than required under the guidelines, an d D TI below the guidelines  To account for exceptions in DTI calculations and appraisal values, Fitch used recalculated DTIs and LTVs for the affected lo ans to derive loss expectations, which ultimately did not have a material impact on Fitch’s initial projections  Sponsor ordered inspections on mortgaged properties located in federal emergency management agency (“FEMA”) designated individual assistance zones that may have been adversely affected by Hurricane and Tropical Storm Irene − No visible damage was detected from those inspections Due Diligence Process SEMT 2011 - 2  In accordance with Fitch’s criteria, a third party due diligence vendor was contracted to perform due diligence on approximat ely 79.94% of the pool by loan count  Compliance, credit, and appraisal reviews were conducted  Fitch’s presale report notes that the results of the third party due diligence review generally reflected strong underwriting co ntrols, and counterparty risk related to repurchases due to R&W breaches is mitigated by the extensive due diligence performed on the mor tga ge loans  Approximately 9.70% of the mortgage loans by original principal balance were originated with exceptions to the underwriting guidelines, including debt - to - income ratios in excess of the guidelines, credit scores that were lower than required, loan - to - va lue ratios and combined loan - to - value ratios that were higher than program guidelines and use of proceeds different from permitted loan purposes. In these instances, compensating factors were present such as documented excess funds in reserves, FICO scores with in the guidelines, income greater than what is required under the guidelines and length of employment that is longer than requir ed under the guidelines  Fitch also determined that discrepancies between the third party reviewer’s data tapes and Fitch’s findings were due to diffe ren ces in method of calculation, thus will not have any material impact SEMT 2011 - 1

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